FOR IMMEDIATE RELEASE

Highpower International Appoints New CFO

New York, NY and Shenzhen, China – January 3, 2011 – Highpower International, Inc. (Nasdaq: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, announced today the appointment of Henry Sun as Chief Financial Officer.

“We are pleased that Mr. Sun has joined our leadership team. He brings to Highpower significant experience in accounting, finance, operations, strategic planning, capital markets and investor relations,” said George Pan, Chief Executive Officer of Highpower International, Inc.

Mr. Sun said, “I am excited to join the Highpower management team. The Company is well positioned to meet increasing demand for clean energy solutions and has significant growth opportunities ahead.  I look forward to leading the finance team to capitalize on them.”

Prior to joining Highpower International, Mr. Sun was Chief Financial Officer for Zoomlion Concrete Machinery Company, a $2 billion company with operations in China and Italy.  At Zoomlion, Mr. Sun was responsible for accounting and finance, strategic planning, corporate finance, and investor relations.  Previously, he served as Finance Director at Yasheng Group USA, a publicly traded Chinese company, where he managed finance and investor relations.  Mr. Sun is a graduate of Thunderbird, School of Global Management.

Mr. Sun replaces Henry Ngan, who resigned to pursue other opportunities. “I would like to thank Mr. Henry Ngan for his dedication and valuable service to the Company and wish him the best in his future endeavors," concluded Mr. Pan.

About Highpower International, Inc.

Highpower International, Inc. develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Highpower International’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit http://www.haopengbattery.com

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com . Company news can also be found at http://ir.haopengbattery.com/en/introduce028.html

Highpower International, Inc.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.
Tricia Ross
+1-916-939-7285
HPJ@finprofiles.com

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